UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 16, 2005 (December 15, 2005)

St. Mary Land & Exploration Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado 80203

(Address of principal executive offices)           (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2005, the Board of Directors (the “Board”) of St. Mary Land & Exploration Company (the “Company”), upon the review and recommendation by the Compensation Committee of the Board, approved the following items:

Amendments to Net Profits Interest Bonus Plan

The Board approved amendments to the Company’s Net Profits Interest Bonus Plan (the “Net Profits Interest Plan”) to:

•

commencing with the 2006 pool to be established under the Net Profits Interest Plan, limit the amount of profits a participant may receive to no more than three times such participant’s base compensation (for the year of the pool) from any given pool, proportionally reduced by such participant’s percentage participation in the Net Profits Interest Plan;

•

commencing with the 2006 pool, change the vesting period so that participants would vest in a pool by one-third in the year that participation is designated for such pool and one-third in each of the following two years;

•

eliminate the ability of the Company and holders of two-thirds of the interests in any pool to cash out those with interests in the pool and substitute a right to terminate the entire Net Profits Interest Plan in accordance with proposed regulations under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”); and

•

commencing with the 2006 pool, allow the Company or any acquirer of the Company to purchase the rights of all participants in the Net Profits Interest Plan in the event of any acquisition of all or substantially all of the capital stock or assets of the Company.

A copy of the Net Profits Interest Plan, as amended and restated, is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Amendment to Restricted Stock Plan

The Board approved an amendment to the Company’s Restricted Stock Plan in order to comply with the provisions of Section 409A and proposed regulations thereunder. Such amendment has the effect that participants in the Restricted Stock Plan will not be permitted to elect to further defer the settlement of restricted stock units awarded under the Restricted Stock Plan beyond the settlement date set forth in the award agreement for such units. A copy of the amendment to the Restricted Stock Plan is filed as Exhibit 10.2 to this report and is incorporated by reference herein.

Amendment to Employment Agreement of Mark A. Hellerstein

The Board approved an amendment to the employment agreement between the Company and Mark A. Hellerstein, Chairman, President and Chief Executive Officer, to:

•	provide for a specific term for the agreement ending June 30, 2007 and certain compensation arrangements in the event that there is a termination of employment prior to that date; and

•	provide that in order to comply with Section 409A any severance payments made pursuant to the Agreement will not commence until the expiration of six months from the date of separation from service.

A copy of the amendment to the employment agreement is filed as Exhibit 10.3 to this report and is incorporated by reference herein.

Charitable Contributions in Honor of Thomas E. Congdon

In recognition of the very long distinguished service for and extraordinary contributions to the Company by Thomas E. Congdon, a member of the Board since 1966, the Board authorized the Company to make charitable contributions by gift to the Museum of Contemporary Art - Denver for the purpose of establishing a lecture series with the museum in Mr. Congdon’s honor. A summary of the timing and amounts of charitable contributions is filed as Exhibit 10.4 to this report and is incorporated by reference herein.

2006 Base Salaries for Named Executive Officers

The Board approved the base salaries for 2006 for certain executive officers of the Company, including the Chief Executive Officer and the four other highest compensated executive officers of the Company during 2005 by reference to total annual salary and bonus for 2005 (the “Named Executive Officers”). A summary of the 2006 base salaries for the Named Executive Officers is filed as Exhibit 10.5 to this report and is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 15, 2005, Douglas W. York, Executive Vice President and Chief Operating Officer of the Company, notified the Company that it is his intention to resign from the offices of Executive Vice President and Chief Operating Officer of the Company during the first quarter of 2006. A copy of the press release issued by the Company on December 16, 2005 in connection with this pending management change is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed as part of this report:

Exhibit 10.1	Net Profits Interest Bonus Plan, as amended and restated on December 15, 2005

Exhibit 10.2	Amendment to St. Mary Land & Exploration Company Restricted Stock Plan dated December 15, 2005

Exhibit 10.3	Amendment to Employment Agreement of Mark A. Hellerstein dated December 16, 2005

Exhibit 10.4	Summary of Charitable Contributions in Honor of Thomas E. Congdon

Exhibit 10.5	Summary of 2006 Base Salaries for Named Executive Officers

Exhibit 99.1	Press release of St. Mary Land & Exploration Company dated December 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date: December 16, 2005	By: /S/ DAVID W. HONEYFIELD
David W. Honeyfield
Vice President - Chief Financial Officer,
Treasurer and Secretary

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